 Exhibit 99.1

Oncologix Tech Acquires Amian Health Services;

Gains Leading Veterans and Private Pay Healthcare Service Company

ALEXANDRIA, LA, December 17, 2013 – Oncologix Tech Inc. (OTCQB: OCLG), announced today the Company has purchased the assets of Amian Health Services, a leader in the Personal Care Attendant (PCA) healthcare services industry for Veterans and Private Pay clients.

Wayne Erwin, OCLG’s Chief Executive Officer, remarked, “Oncologix is extremely delighted to complete this acquisition of Amian Health Services. Amian is a leading healthcare services company in the State of Louisiana that provides PCA services to over 70 active clients, 78 full time employees, and with $1.06 million in annual revenues. The acquisition of Amian Health will provide the delivery of personal care services to Private Pay and Veterans clients with a market segment that Angels of Mercy did not have a presence. We will merge the Amian operations and selected personnel into Angels of Mercy existing operations and the combined synergies of both business entities will provide over $4.1 million in annual revenues and earnings to exceed $540,000 per year. This acquisition continues with our healthcare division strategy: to acquire healthcare services-related companies.”

Amian Health Services began its healthcare service operations in 2004 with offices located in Alexandria and Lafayette, Louisiana. As a healthcare service provider, Amian delivers education and training to Personal Care Assistants who provide routine health and personal care support with Activities of Daily Living (ADL) to clients with physical impairments or disabilities in private homes, nursing care facilities, hospice care settings, and other residential settings. Amian holds both PCA-Medicaid Waiver Provider and Residential Rehabilitation/Supervised Independent Living (SIL), and personal care services for Veterans with licenses issued by the Division of Licensing and Certification of the Department of Social Services, Veterans Administration Social Services and the Louisiana Department of Health and Hospitals. Licenses are issued to Amian Health in Region 4 and Region 6 covering 12 parishes within the State of Louisiana.

Oncologix is an acquisitive diversified medical device and healthcare holding company. For its customers, Oncologix provides FDA approved medical devices and state licensed healthcare services. For its shareholders, Oncologix acquires profitable operations that build, maintain and nourish shareholder value. The Company’s corporate mission is to be the best small cap medical device and healthcare holding company in North America.

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Company's expectations, among other things, are dependent upon economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, its ability to operate its subsidiary companies effectively, need for and availability of more capital as well as other uncontrollable or unknown factors which are more fully disclosed in the Company's 8-K on file with the Securities and Exchange Commission.

Contact Information

Wayne Erwin, CEO

wayneerwin2@yahoo.com

318-769-1958

Investor Relations:

Jack Eversull, President

The Eversull Group,Inc.

972-571-1624

214-469-2361 fax

jack@theeversullgroup.com

Green Arrow Consultants

(760) 565-7503